Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated as of the 29th day of October, 2008

AMONG:

Terra Merchant Resources Inc.
a corporation incorporated under the laws of the Province of Ontario (hereinafter referred to as
“TERRA”)
- and -
GILLAINC.
a corporation incorporated under the laws of Nevada
(hereinafter referred to as “GILLA”)
WHEREAS GILLA is a US reporting company listed on the OTC.BB;
WHEREAS GILLA wishes to acquire and TERRA wishes to sell certain of its assets on the terms and conditions herein contained; and
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.
ARTICLE 1
DEFINITIONS
1.1	Definitions
For all purposes of this Agreement the following capitalized terms shall have the meanings set forth in this Article 1:
1.1.1	“Affiliate” of an entity means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such entity.

1.1.2	“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Toronto, Ontario.

1.1.3	“Charter” means the certificate and articles of incorporation (as amended), certificate and articles of organization (as amended), statute, constitution, operating agreement, joint venture or partnership agreement or articles or other constituting document of any Person other than an individual, each as from time to time amended or modified.

1.1.4	“GILLA Shares” means the common shares in the capital of GILLA.

1.1.5	“GILLA Warrants” means warrants to acquire GILLA Shares.

1.1.6	“Closing” means the closing of the exchange of securities between the TERRA Shareholders and GILLA, pursuant to the terms of this Agreement.

1.1.7	"Closing Date” means such date after the receipt of all required approvals as TERRA and GILLA may agree in writing.

1.1.8	"Closing Time” means 11:00 a.m. (Toronto time) on the Closing Date.

1.1.9	“Control” in respect of a Person (including the terms ''controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through Ownership of voting securities, by contract or by other arrangement.

1.1.10	“Distribution” means: (a) the declaration or payment of any dividend in cash, securities or property on or in respect of any class of securities of the Person or its Subsidiaries; (b) the purchase, redemption or other retirement of any securities of the Person or its Subsidiaries, directly or indirectly; or (c) any other distribution on or in respect of any class of securities of the Person or its Subsidiaries.

1.1.11	“Terra Assets” means all licenses, rights and entitlements to Terra’s prospective gold property in Angola, upon which a 43-101 Report has been completed..
1.2	Schedules
The following Schedules are attached hereto and form part of this Agreement:

Schedule A	GILLA Options
Schedule B	GILLA Warrants
Schedule C	GILLA Material Contracts

Schedule D	Existing Gilla Shareholders’ Rights Agreement
ARTICLE 2
AGREEMENT TO PURCHASE
2.1	TERRA Assets
2.1.1	Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, at the Closing Time Terra shall transfer to

GILLA the Terra Assets in consideration of GILLA’s issuance to TERRA of 9.2 million Gilla shares and 5 million Gilla warrants:
2.2	Closing and Delivery of Certificates
2.2.1	The Closing shall take place at the Toronto offices of Heenan Blaikie LLP at the Closing Time on the Closing Date, or as TERRA and GILLA may otherwise agree in writing.
Terra shall transfer the Terra assets to Gilla and Gilla shall transfer the Gilla shares and Gilla Warrants to Terra, as set out herein
2.3	Escrow
Terra acknowledge that GILLA Shares and Gilla Warrants acquired by it pursuant to this Agreement may be escrowed pursuant to regulatory policies.
2.4	Effective Date
2.4.1	The exchange of TERRA Assets for GILLA Shares and GILLA Warrants shall all take effect at and from the Closing Time.
2.5	Share Capital
2.5.1	For greater certainty, the parties acknowledge that assuming that 9,200,000 GILLA Shares are issued in connection herewith, after the Closing, there will be an aggregate of 37,981,388 GILLA Shares issued and outstanding, plus up to an additional 1.5 million common shares that may be issued from treasury pursuant to a potential private placement..

2.5.2	For greater certainty, the parties also acknowledge that:
(a)	544,804 GILLA Shares have been reserved for issuance to the current holders of options to purchase GILLA Shares; and

(b)	5,000,000 GILLA Shares will be reserved for issuance to the current holders of TERRA Warrants.

ARTICLE 3
REPRESENTATIONS AND
WARRANTIES OF TERRA
In order to induce GILLA to enter into this Agreement and to consummate the transactions contemplated by this Agreement, TERRA hereby represents and warrants as follows to and in favour of GILLA and acknowledge that GILLA is relying upon such representations and warranties in connection herewith:
3.1	Organization and Existence
3.1.1	TERRA is a corporation duly incorporated and existing under the laws of the Province of Ontario and has the power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which TERRA is subject, except where the failure to make such filing would not have a Material Adverse Effect on TERRA. TERRA is not in material violation of its Charter or by-laws. TERRA is in good standing under the company or other laws of each state, province or other jurisdiction in which it carries on business, except where the failure to have such standing would not have a Material Adverse Effect on TERRA. No proceedings have been instituted or are pending for the dissolution or liquidation of TERRA. TERRA is in the process of incorporating an Angolan subsidiary.
3.2	Authorized Capital
3.2.1	The authorized capital of TERRA consists of an unlimited number of TERRA Shares.
3.3	Information
All data and information relating to TERRA provided by TERRA to GILLA and its agents and representatives in connection herewith was and is complete and true and correct in all material respects.
3.4	Authorization
TERRA has the right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by TERRA pursuant to this Agreement and to carry out the contemplated transaction and other transactions contemplated hereby or thereby. The execution, delivery and performance by TERRA of this Agreement and each such other agreement, document and instrument contemplated herein have been duly authorized by all necessary action of TERRA and no other action on the part of TERRA is required in connection therewith. Other than as set out in Schedule 3.4, the execution, delivery and performance by

TERRA of this Agreement and each such other agreement, document and instrument contemplated herein does not and will not require the authorization approval or consent of, or any filing with any governmental authority or agency or any other person, and the execution, delivery and performance by TERRA of this Agreement and each such other agreement, document and instrument contemplated herein, does not and will not result in (a) a breach of or conflict with the Charter or by-laws of TERRA; (b) a breach of or a conflict with any Laws, order, judgment, injunction, license or permit applicable to TERRA; (c) a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, agreement, contract, instrument, lien, lease, permit, authorization, order, writ, judgement, injunction, decree, determination or arbitration award to which TERRA is a party or by which the property of TERRA is bound or affected; (d) result in the creation or imposition of any Lien, on any equity interest in TERRA; or (e) result in the dissolution or winding-up of TERRA.
3.5	No Other Agreement to Purchase
3.5.1	Other than as set out herein, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon TERRA to sell the Terra Assets.
3.6	No Limitations
There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which any of TERRA is a party or is otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of TERRA.
3.7	Enforceability
The execution and delivery by TERRA of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of TERRA enforceable against TERRA in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

ARTICLE 4
REPRESENTATIONS AND
WARRANTIES OF GILLA
GILLA hereby represents and warrants as follows to and in favour of TERRA and acknowledges that TERRA is relying upon such representations and warranties in connection herewith:
4.1	Organization and Existence
GILLA is a corporation duly incorporated, organized and validly existing under the laws of the State of Nevada and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which GILLA is subject, except where the failure to make such filing would not have a Material Adverse Effect on GILLA. GILLA is in good standing under the corporate laws of each State or other jurisdiction in which it carries on business. GILLA is not in violation of its Charter or by-laws. GILLA has only one Subsidiary — FMC Corporation S. A., a Cameroon company. No proceedings have been instituted or are pending for the dissolution or liquidation of GILLA or its subsidiary.
4.2	Authorization
4.2.1	The execution, delivery and performance by GILLA of this Agreement and the Qualifying Transaction: (i) are within its corporate power and authority; (ii) have been, or will be duly authorized by all necessary corporate proceedings; and (iii) do not and will not conflict with or result in any breach of any provision of, or the creation of any Lien upon any of the property of GILLA pursuant to the Charter or by-laws of GILLA, any Laws, order, judgment, injunction, license or permit applicable to GILLA or any indenture, lease, agreement, contract, instrument or Lien, to which GILLA is a party or by which the property of GILLA may be bound or affected.

4.2.2	The GILLA Shares and the GILLA Warrants, when delivered to the TERRA shareholders in accordance with the terms of this Agreement, will be validly issued and outstanding as fully paid and non-assessable.
4.3	Consents
The execution, delivery and performance by GILLA of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws.

4.4	Authorized Capital
4.4.1	The authorized capital of GILLA consists of an unlimited number of GILLA Shares of which 27,781,388 are issued and outstanding as at the date hereof. GILLA may issue up to an additional 544,804 GILLA Shares pursuant to the exercise of existing GILLA Options and up to an additional 5,000,000 GILLA Shares pursuant to the exercise of the GILLA Warrants.

4.4.2	The GILLA Shares issued and outstanding as at the Closing Time have been, or will at the Closing Time be. duly authorized and validly issued and outstanding as fully paid and non-assessable shares. None of the GILLA Shares or GILLA Options have been issued in violation of any Laws, GILLA’s Charter or by-laws or any agreement to which GILLA is a party or by which it is bound.
4.5	No Material Adverse Change
Since August 31, 2008, there has occurred no change in the business, operations, results of operations, assets, capitalization or condition (financial or otherwise) of GILLA, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not. which could reasonably be expected to have a Material Adverse Effect on GILLA.
4.6	Reporting Issuer
GILLA is a reporting issuer in the United States and is not in default of such legislation or any regulation thereunder. No order has been issued ceasing or suspending trading or prohibiting the issue of the GILLA Shares and no proceedings for such are pending or, to the knowledge of GILLA, threatened.
4.7	Listing
The GILLA Shares are listed on the OTC.BB.
4.8	Public Record
The information filed by GILLA or on its behalf as part of its continuous disclosure record is true and correct as at the date hereof.
4.9	Corporate Documents, Books and Records
Complete and correct copies of the Charter and by-laws, and of all amendments thereto, of GILLA have been previously delivered to TERRA. The minute book of GILLA contains complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the board of directors (and its committees) and shareholders of GILLA since incorporation. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or its committees) or of the shareholders of GILLA.
4.10	Information
All data and information provided by GILLA, at the request of TERRA and its agents and representatives, to TERRA and its agents and representatives in connection herewith was and is complete and true and correct in all material respects.
4.11	No Other Agreement to Purchase
Other than as set out herein and other than the GILLA Options and GILLA Warrants, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon GILLA to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any GILLA Shares. There are no shareholders’ agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of GILLA Shares, or any of them.
4.12	Shareholder Loans
There are no loans or other liabilities of GILLA to any shareholder or to any previous shareholder of GILLA.
4.13	Material Contracts
Attached hereto as Schedule C is a true, complete and accurate list of all material contracts, agreements and commitments entered into by GILLA which are in writing or have been orally agreed to by GILLA.
4.14	Employees
Except as set out in Schedule C, GILLA does not have any employees or independent contractors and there are no agreements, written or oral, between GILLA and any other party relating to payment, remuneration or compensation for work performed or services provided.

4.15	Litigation
There is no suit, claim, action, proceeding or, to the knowledge of GILLA, investigation pending or threatened against or affecting GILLA, or any of the GILLA Assets, or any officer or director thereof in his capacity as an officer or director thereof.
4.16	Location of Office
GlLLA’s head office is located at 112 North Curry Street, Carson City, Nevada, and such address is the only location where its corporate books and records are located.
4.17	No Limitations
4.17.1	There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which GILLA is a party or is Otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of GILLA.
4.18	Enforceability
The execution and delivery by GILLA of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of GILLA enforceable against GILLA in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.
ARTICLE 5
COVENANTS
5.1	Filings
GILLA and TERRA shall prepare and file any filings required under any applicable laws or other regulatory bodies relating hereto.
5.2	Additional Agreements
Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.
ARTICLE 6
TRANSACTION COSTS
6.1	Transaction Costs
Each party shall bear their own costs relating to the matters set out herein.
ARTICLE 7
NOTICES
7.1	Notices
Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telecopy) addressed as provided below: (a) when actually delivered or telecopied to said address, or (b) in the case of a letter, three Business Days shall have elapsed after the same shall have been deposited in the Canadian mail, postage prepaid and registered or certified:
If to GILLA, then to the following address:
Attention: Georges Benarroch, 114 Belmont Street, Toronto M5R 1P8
or at such other address as GILLA shall have specified by notice actually received by the address or;
If to TERRA then to the following address:
Royal Bank Plaza
Suite 2600
Toronto, ON M5J 2J4
Fax: 1-866-299-9418
Attention: Daniel Barrette
or at such other address as TERRA shall have specified by notice actually received by the addressor.

ARTICLE 8
MISCELLANEOUS
8.1	Amendments and Waivers
Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by TERRA and GILLA, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this Section 8.1 shall be binding upon the Vendors, the TERRA Warrantholders, TERRA and GILLA pursuant to this Agreement.
8.2	Consent to Jurisdiction
Each of the Vendors, the TERRA Warrantholders, TERRA and GILLA hereby agrees to submit to the non-exclusive jurisdiction of the courts in and of the Province of Ontario and to the courts to which an appeal of the decisions of such courts may be taken, and consents that service of process with respect to all courts in and of the Province of Ontario may be made by registered mail to it at the address set forth in article 10.
8.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
8.4	Further Assurances
TERRA and GILLA, upon the request of any other party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable.
8.5	Time
Time is of the essence of this Agreement.

8.6	Assignment
This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto, such consents not to be unreasonably withheld or delayed.
8.7	Entire Agreement, Counterparts, Section Headings
This Agreement, and the Schedules hereto, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any prior written or oral understandings with respect thereto, including, without limitation, the Letter Agreement. This Agreement may be executed by facsimile and in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.
8.8	Regulatory Approval
This Agreement is subject to any required regulatory approval.

8.9	Language
The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de meme que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.
8.10	Corporate finance fee
It is understood and agreed that Gilla shall issue from its treasury one million (1,000,000) of its common shares to Credifinance Capital Corp. as a corporate finance fee for introducing, structuring and arranging this transaction. It is acknowledged that Georges Benarroch is the President of both Gilla and Credifinance Capital Corp.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TERRA MERCHANT RESOURCES INC.		GILLA INC.

Per:	/s/ Frank Bellotti President	Per:	/s/ Georges Benarroch President

SCHEDULE A
GILLA OPTIONS

Name of
Optionee	Options granted	Exercise Price	Expiration Date
D.R.R. Capital Corporation	544.804	$0.75	January 31, 2010

SCHEDULE A
GILLA WARRANTS

SCHEDULE C
GILLA MATERIAL CONTRACTS

SCHEDULE D
EXISTING GILLA SHAREHOLDERS RIGHTS AGREEMENT
IT IS AN INTEGRAL PART OF THIS AGREEMENT THAT THE PARTIES ACKNOWLEDGE AND AGREE THAT GILLA HAS ENTERED INTO AN AGREEMENT WITH ITS SHAREHOLDERS OF RECORD AS OF SEPTEMBER 15, 2008 TO THE EFFECT THAT, IF THE SALE PRICE OF THE CAMEROON RUTILE PROPERTIES CURRENTLY HELD BY GILLA IS GREATER THAN US $50 MILLION (SUCH EXCESS AMOUNT REFERRED TO AS THE “EXCESS SALE PRICE”) THEN 40% OF SUCH EXCESS SALE PRICE SHALL BE SEGREGATED FROM THE GENERAL FUNDS RECEIVED BY GILLA AND DISTRIBUTED AS FOLLOWS: A. 30% TO THE EXISTING SHAREHOLDERS; B. 10% TO CREDIFINANCE CAPITAL CORP.
THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERRA SECURITYHOLDERS SHALL NOT PARTICIPATE IN SUCH CONTRACTUAL RIGHT PERTAINING TO THE 40% OF THE EXCESS SALE PRICE.